Exhibit 8.1

May 10, 2024

New Era Helium Corp.

4501 Santa Rosa Dr.

Midland, TX 79707

Dear Sirs:

Reference is made to the Registration Statement (Form S-4) filed by Roth CH Acquisition V Co,  (“Roth”), on or about April __, 2024 (the “Registration Statement”), in  connection with a merger between a wholly owned subsidiary of Roth (“Merger Sub”) and New Era Helium Corp. (“NEH”), and the consequent exchange of common stock of NEH for common stock of Roth.

1.    General observations.  We have been asked to opine as to the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of NEH common stock on the exchange of their shares of NEH stock for “Combined Company Common Stock” (as defined in the Registration Statement).  This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

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2.    Material U.S. federal income tax consequences to U.S. Holders.  Under a Business Combination Agreement and Plan of Reorganization (the “BCA”), Merger Sub will merge into NEH, with NEH being the surviving corporation. Shareholders of NEH will exchange all of their shares of NEH common stock for shares of Roth common stock.  Roth will thereafter be known as the “Combined Company” and NEH will become be a wholly-owned subsidiary of the Combined Company and will continue to carry on its existing business.  Following the merger, former shareholders of NEH are expected to own in excess of 50 % of the Combined Company.

Code section 354 provides:

“No gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.”

A “reorganization” is a transaction described in Code section 368(a).

Provided that certain conditions are met, a statutory merger under state law is a transaction described in Code section 368(a)(1)(A).  Under Code section 368(a)(2)(E):

“A transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the “controlling corporation”) which before the merger was in control of the merged corporation is used in the transaction, if—

“(i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and

“(ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Pursuant to the BCA, (i) stock of Roth, which controlled Merger Sub before the reorganization, is being used in the transaction and after the transaction the surviving corporation, NEH, will hold substantially all of its properties and all of the properties of Merger Sub and (ii) in the transaction the former shareholders of NEH will surrender stock in NEH which constitutes control (at least 80 percent of the total combined voting power of all classes of NEH stock entitled to vote and at least 80 percent of the total number of shares of all other classes of NEH stock).  Accordingly, the merger is described in Code section 368(a)(2)(E) and is not disqualified merely because stock of Roth was used in the transaction.

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For a reorganization to qualify under Code section 368, two additional requirements must be met:  the “continuity of business enterprise” requirement and the “continuity of interest” requirement.

Under Treasury Regulation (“Reg”) Sec. 1.368-1(d): “Continuity of business enterprise requires that the issuing corporation [Roth] …. either continue the target corporation's [NEH’s]

historic business or use a significant portion of [NEH’s] historic business assets in a business.” Roth (as the Combined Company) intends to continue NEH's historic business.

Under Reg. Sec. 1-368-1(e)(1)(i):

“Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation [NEH] be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation [Roth/Combined Company] ….”

Treasury regulations indicate (by example) that the exchange by the target shareholders of  a 40%  interest in the target corporation for equity in the issuing corporation satisfies the continuity of interest requirement.  Pursuant to the BCA, NEH shareholders will exchange all of their equity interests in NEH for an equity interest in Roth/Combined Company.

Based on the foregoing authorities and analysis, it is our opinion that the Exchange will be treated as a reorganization under Code section 368(a)(1)(a) and that under Code section 354 no gain or loss will be recognized by the U.S. Holders of NEH stock as a result of the BCA.  NEH shareholders will have a basis in their Combined Company stock equal to their basis in their NEH stock (allocated where appropriate to reflect different blocks of NEH stock exchanged by them) and their holding period in their NEH stock will carry over to their Combined Company stock (again, allocated where appropriate to reflect different blocks of NEH stock exchanged).

3.    Other tax consequences. Subject to Sections 2 of this opinion, above, and to the qualifications set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” that addresses tax aspects of the BCA not addressed in Section 2  of this opinion, insofar as such discussion sets forth legal conclusions on U.S. federal income tax law, constitutes our opinion with respect to those tax aspects as to the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of NEH common stock of the exchange described in the Registration Statement.

4.    Limitations. Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect

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on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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